As filed with the Securities and Exchange Commission on August 12, 2010

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-2086934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

(770) 829-3700

(Address of Principal Executive Offices) (Zip Code)

Beazer Homes USA, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Kenneth F. Khoury

Executive Vice President, General Counsel and Secretary

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 1200

Atlanta, Georgia 30328

(Name and address of agent for service)

(770) 829-3700

(Telephone number, including area code, of agent for service)

Copies to:

William C. Smith III

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

Atlanta, Georgia 30308-2216

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $0.001 par value	6,000,000 shares	$4.05	$24,300,000	$1,733

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, on the basis of $4.05 per share, which was the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on August 6, 2010.

PART I

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Beazer Homes USA, Inc. (the “Company”) (File No. 1-12822) with the Commission are incorporated herein by reference and made a part hereof:

•	the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, filed on November 10, 2009, as amended on December 7, 2009;

•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, March 31, 2010 and June 30, 2010, filed on February 5, 2010, May 3, 2010 and August 5, 2010, respectively;

•

the Company’s Current Reports on Form 8-K filed on November 16, 2009, November 23, 2009, December 17, 2009, December 22, 2009, January 12, 2010 (excluding the information and exhibit furnished under Item 7.01), January 19, 2010, January 21, 2010, April 15, 2010, May 10, 2010 (excluding the information and exhibit furnished under Item 7.01), May 13, 2010 and May 20, 2010 (excluding the information and exhibit furnished under Item 7.01); and

•

the description of the Company’s capital stock contained in the Registration Statement on Form 8-A, filed on January 28, 1994, including any amendment or report filed for the purpose of updating those descriptions.

All documents subsequently filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement (the “Registration Statement”) and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The bylaws of Beazer Homes USA, Inc., provide that the corporation shall indemnify and hold harmless to the fullest extent authorized by Delaware law or by other applicable law as then in effect, any person who was or is a party to or is threatened to be made a party to or is involved in (including, without limitation, as a witness) any proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, or employee of the corporation or, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or manager of another corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or manager or in any other capacity while serving as a director, officer, employee, agent or manager, against all expense, liability and loss (including attorneys’ and other professionals’ fees, judgments, fines, ERISA taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

Furthermore, the bylaws of Beazer Homes USA, Inc., provide that the corporation shall, to the fullest extent authorized by Delaware law, advance (or if previously paid by any Indemnitee who serves or served as a director or executive officer of the corporation on or after June 30, 2008 (each a “Class 1 Indemnitee”), reimburse) to any Class 1 Indemnitee funds sufficient for the payment of all expenses (including attorneys’ and other professionals’ fees and disbursements and court costs) actually and reasonably incurred by such Class 1 Indemnitee in connection with the investigation of, response to, defense (including any appeal) of or settlement of any proceeding, in the case of each such proceeding upon receipt of an undertaking by or on behalf of such Class 1 Indemnitee to repay such amount if it shall ultimately be determined that such Class 1 Indemnitee is not entitled to be indemnified by the corporation against such expenses. No collateral securing or other assurance of performance of such undertaking shall be required of such Class 1 Indemnitee by the corporation.

The bylaws of Beazer Homes USA, Inc., also provide that the corporation may, by action of its Board of Directors, grant rights to advancement of expenses to any Indemnitee who is not a Class 1 Indemnitee and rights to indemnification and advancement of expenses to any agents of the corporation with the same scope and effect as the provisions with respect to the indemnification of and advancement of expenses to Class 1 Indemnitees. By resolution adopted by affirmative vote of a majority of the Board of Directors, the Board of Directors may delegate to the appropriate officers of the corporation the decision to grant from time to time rights to advancement of expenses to any Indemnitee who is not a Class 1 Indemnitee and rights to indemnification and advancement of expenses to any agents of the corporation.

Under the bylaws of Beazer Homes USA, Inc., no Indemnitee shall be entitled to any advance or reimbursement by the corporation of expenses, or to indemnification from or to be held harmless by the corporation against expenses, incurred by him or her in asserting any claim or commencing or prosecuting any suit, action or proceeding (or part thereof) against the corporation (except as provided below) or any subsidiary of the corporation or any current or former director, officer, employee or agent of the corporation or of any subsidiary of the corporation, but such advancement (or reimbursement) and indemnification and hold harmless rights may be provided by the corporation in any specific instance as permitted by the Bylaws, or in any specific instance in which the Board shall first authorize the commencement or prosecution of such a suit, action or proceeding (or part thereof) or the assertion of such a claim.

Notwithstanding the above, if a claim is not timely paid in full by Beazer Homes USA, Inc. after a written claim has been received by the corporation, an Indemnitee or Class 1 Indemnitee (as appropriate) may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the Indemnitee or Class 1 Indemnitee (as appropriate) shall be entitled to be paid also the expense of prosecuting such suit. The Indemnitee or Class 1 Indemnitee (as appropriate) shall be presumed to be entitled to indemnification and advancement of expenses under upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses where the required undertaking, if any is required, has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the Indemnitee or Class 1 Indemnitee (as appropriate) is not so entitled. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the Indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the Indemnitee is not so entitled. These rights to indemnification and advancement (or reimbursement) of expenses shall be enforceable by any person entitled to such indemnification or advancement (or reimbursement) of expenses in any court of competent jurisdiction. Notice of any application to a court by an Indemnitee shall be given to the corporation promptly upon the filing of such application; provided, however, that such notice shall not be a requirement for an award of or a determination of entitlement to indemnification or advancement (or reimbursement) of expenses.

The indemnification and advancement of expenses provided in the Beazer Homes USA, Inc. bylaws shall be deemed independent of, and shall not be deemed exclusive of or a limitation on, any other rights to which any person seeking indemnification or advancement of expenses may be entitled or acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or of disinterested directors or otherwise, both as to such person’s official capacity and as to action in another capacity while holding such office.

In addition, the bylaws of Beazer Homes USA, Inc., provide that the corporation may purchase and maintain liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation.

Beazer Homes USA, Inc. has also entered into indemnification agreements with each of its executive officers and directors providing such officers and directors indemnification and expense advancement and for the continued coverage of such person under its directors’ and officers’ insurance programs.

Item 7.	Exemption of Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

3.1	Amended and Restate Certificate of Incorporation of Beazer Homes USA, Inc.(1)

3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation(2)

3.2	Third Amended and Restated By-laws of Beazer Homes USA, Inc.(3)

5.1	Opinion of Troutman Sanders LLP, regarding the Common Stock (filed herewith).

10.1	Beazer Homes USA, Inc. 2010 Equity Incentive Plan(2)

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Troutman Sanders LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by reference to the exhibits to Beazer’s Annual Report on Form 10-K filed on December 2, 2008.
(2)	Incorporated by reference to the exhibits to Beazer’s Quarterly Report on Form 10-Q filed on May 3, 2010.
(3)	Incorporated by reference to the exhibits to Beazer’s Form 8-K filed on July 1, 2008.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on this 12th day of August, 2010.

BEAZER HOMES USA, INC.

By:	/S/ IAN J. MCCARTHY
Ian J. McCarthy
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signatures appear below, hereby constitutes and appoints Ian J. McCarthy, Allan P. Merrill and Kenneth F. Khoury, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ IAN J. MCCARTHY	President, Chief Executive Officer and Director (Principal Executive Officer)	August 12, 2010
Ian J. McCarthy

/S/ ALLAN P. MERRILL	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2010
Allan P. Merrill

/S/ ROBERT SALOMON	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	August 12, 2010
Robert Salomon

/S/ BRIAN C. BEAZER	Non-Executive Chairman, Director	August 12, 2010
Brian C. Beazer

/S/ LAURENT ALPERT	Director	August 12, 2010
Laurent Alpert

/S/ PETER G. LEEMPUTTE	Director	August 12, 2010
Peter G. Leemputte

/S/ NORMA A. PROVENCIO	Director	August 12, 2010
Norma A. Provencio

/S/ LARRY T. SOLARI	Director	August 12, 2010
Larry T. Solari

/S/ STEPHEN P. ZELNAK, JR.	Director	August 12, 2010
Stephen P. Zelnak, Jr.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Troutman Sanders LLP, regarding the Common Stock (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Troutman Sanders LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on signature page).